Exhibit 19

SOLAREDGE TECHNOLOGIES, INC.
INSIDER TRADING POLICY
(revised and adopted by the Board of
Directors on February 17, 2026)

Adopted by the Board of Directors, March 2015, amended and restated on March 14, 2023, and further amended and restated on February 17, 2026.

I.          INTRODUCTION

Federal and state laws prohibit buying, selling, gifting, or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade.  SolarEdge Technologies, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by Insiders (as defined below) who have Material Nonpublic Information (as defined below).

II.COVERED PARTIES

The persons covered by this Policy include  the Company’s officers, directors, and all other employees of, or consultants or contractors to, the Company or its subsidiaries (together, “Company Personnel”), as well as their immediate families, other members of their households other than household employees, and any family members who do not live in their household but whose transactions in Company securities are directed by them or are subject to their influence or control (“Family Members”), as well as corporations or other business entities controlled or managed by them or their Family Members or other members of their household, and trusts for which they are a trustee or in which they have a beneficial or pecuniary interest (“Controlled Entities” and together with Company Personnel and Family Members, “Insider(s)”). You are responsible for seeing that you as well as your Family Members and Controlled Entities do not violate United States federal or state securities laws or this Policy. We designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines. You may also have to serve a prison sentence of up to 20 years.  In addition, the Company may face civil penalties as a result of your insider trading violations, as well as criminal fines.

The Securities and Exchange Commission (the “SEC”), The Nasdaq Global Select Market LLC (“Nasdaq”) and state regulators (as well as the Department of Justice) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and compiled with fully by all Insiders.

III.	POLICIES AND PROCEDURES

A.	“Material Nonpublic Information”

1.          Material Information

Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:

•	earnings, revenue, or similar financial information;

•	unexpected financial results;

•	unpublished financial reports or projections;

•	extraordinary borrowing or liquidity problems;

•	changes in control;

•	changes in directors, senior management or auditors;

•	information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;

•	changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;

•	material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;

•	information about major contracts;

•	significant new product developments or innovations;

•	delays in product shipments;

•	gain or loss of a significant customer or supplier;

•	purchase order information of major customers;

•	the establishment of a repurchase program for Company securities;

•	major product recall;

•	the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;

•
significant actual or potential cybersecurity incidents or events or risks that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;

•	major environmental incidents; and

•	initiation of, or developments in, major litigation, investigations, or regulatory actions or proceedings.

United States federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information about the Company or its securities is a bar to trading.  It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. If you have questions regarding any specific transaction, please contact the Chief Legal Officer (or his or her designee).

2.          Nonpublic information

Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:

•	it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a widely disseminated statement from a senior officer, or a filing with the SEC); and

•
enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, for purposes of this Policy, you should consider information to be nonpublic until one full trading day has lapsed following public disclosure.

The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

B.          Trading Policy

1.
Insider may not buy or sell a company’s securities when an Insider is aware of Material Nonpublic Information about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers and suppliers or a firm with which the Company is negotiating a major transaction, when Material Nonpublic Information about such other company is obtained as a result of your employment or relationship with the Company.

2.
Insider may not convey Material Nonpublic Information about the Company or another company (when Material Nonpublic Information about such other company is obtained as a result of your employment or relationship with the Company) to others. Insider also may not suggest that anyone purchase or sell any company’s securities while Insider is aware of Material Nonpublic Information about that company when Material Nonpublic Information about such other company is obtained as a result of your employment or relationship with the Company or otherwise in breach of duty of confidentiality. These practices, knows as “tipping,” also violate the U.S. securities laws and can result in the civil and criminal penalties that apply if Insider engages in insider trading directly, even if Insider does not receive any money or derive any benefit from trades made by persons to whom Insider passed Material Nonpublic Information about the Company or its securities.

This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies, such as the Company’s customers and suppliers or a firm with which the Company is negotiating a major transaction, when an Insider obtains Material Nonpublic Information about such other company as a result of the Insider’s employment or relationship with the Company.  Persons with whom the Insider has a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to the Insider; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This policy does not restrict legitimate business communications on a “need to know” basis. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless Company Personnel is specifically authorized to disclose such information and, if applicable and appropriate, the person receiving the information has agreed, in writing, to keep the information confidential.

3.
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities (and/or to comply with terms of applicable equity plan agreements/plans/documents, as applicable).

The foregoing restrictions apply to all Insiders. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below.

For purposes of this Policy, references to “trading” and “transactions” includes, among other things:

•	purchases and sales of Company securities in public markets;

•	sales of Company securities obtained through the vesting and settlement of restricted stock units or exercise of employee stock options granted by the Company;

•	making gifts or charitable donations of Company securities; and

•	using Company securities to secure a loan.

Conversely, references to “trading” and “transactions” do not include:

•
the exercise of Company stock options into Company common stock if (1) no shares are to be sold to third parties or (2) there is only a “net exercise” (defined as Company withholding shares to satisfy your tax obligations or to cover the exercise price);

•	the vesting of Company stock options or restricted stock units or other equity awards;

•	the withholding of shares to satisfy a tax withholding obligation upon the vesting/ settlement of restricted stock, restricted stock units or other units for Company common stock; or

•	the exchange of profits interests or other units into the Company’s common stock (without selling the common stock) or for cash.

This Policy does not apply to purchases of Company securities in the 2015 Employee Stock Purchase Plan (as the same may be amended and/or restated from time to time, “ESPP”)  resulting from an Insider’s periodic or lump sum contribution of money to the ESPP pursuant to the election the Insider made at the time of your enrollment in the ESPP.  This Policy does apply, however, to the Insider’s initial election to participate in the plan, and changes to the Insider’s election to participate in the plan for any enrollment period. In addition, if an Insider who is not a Section 16 Person (as defined below) wishes to sell Company securities purchased pursuant to the ESPP, any such election to sell must be made at a time when the Insider does not possess Material Nonpublic Information about the Company or its securities and, if applicable, subject to pre-clearance procedures and during an open Window Period (as defined below), as further discussed below. Insiders who are Section 16 Persons are not eligible to participate in the ESPP.

Finally, for purposes of this Policy, a sale of shares of common stock of the Company by the Insiders directed by the Company in its sole discretion, including those held by Restricted Persons (as defined below), in order to cover the Company’s or such Insider’s withholding tax obligations in accordance with the Company’s long-term incentive plan resulting, for example, from the vesting of restricted stock units under such plan or exercise of options shall not be considered “trading” or a “transaction” that is covered by this Policy.  However, with respect to Restricted Persons, such sale during a closed Window Period (as defined below) shall be permitted, provided that (i) such Restricted Person confirms that he or she does not possess any Material Nonpublic Information and obtains pre-authorization from the Chief Legal Officer or his or her designee, and (ii) such sale occurs within three trading days of the relevant vesting or exercise date.

Insiders should consult the Office of the Chief Legal Officer if they have any questions.

C.	Policy Regarding Speculative Transactions, Hedging, Pledging and Trading on Margin

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the Insiders engage in certain types of transactions. It therefore is the Company’s policy that Section 16 Persons (as defined below) as well as their Family Members and their respective Controlled Entities may not engage in short-term trading as specified in sub-section 1 below and all Insiders, including Section 16 Persons as well as their Family Members and their respective Controlled Entities, may not engage in the transactions specified in sub-sections 2-4 below, or should otherwise consider the Company’s preferences as described below:

1.	Short-Term Trading

Short-term trading of Company Securities may unduly focus Company personnel on the Company’s short-term stock market performance instead of the Company’s long-term business objectives, and frequent trading in Company Securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events.  In addition, daily or frequent trading in any company’s securities, which can be time-consuming and distracting, is strongly discouraged. Finally, Section 16 under the Securities Exchange Act of 1934, as amended requires disgorgement of profits for certain opposite-way transactions of Section 16 Persons. For all of these reasons, Section 16 Persons as well as their Family Members and their respective Controlled Entities may not sell any Company Securities of the same class during the six months following the purchase, and may not purchase any Company Securities of the same class during the six months following the sale, as applicable

2.	Speculative Transactions

It is against Company policy for Insiders to engage in speculative transactions in Company securities. As such, it is against Company policy for Insiders to trade in puts or calls in Company securities, or sell Company securities short.  Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.

3.	Hedging Transactions

Insiders are prohibited from hedging the Company’s securities (including through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities that Insiders hold directly or indirectly.

4.	Pledging and Trading on Margin

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information about the Company or its securities or otherwise is not permitted to trade in Company securities, Insiders are prohibited from purchasing the Company securities on margin, or borrowing against any account in which the Company securities are held or otherwise pledging Company securities as collateral for a loan.

D.	Unauthorized Disclosure

All Insiders must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information Insiders learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. Insiders should treat this information as confidential and proprietary to the Company.  Insiders may not disclose it to others, such as family members, other relatives, or business or social acquaintances.

Also, legal rules, such as Regulation FD (“Fair Disclosure”) govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for the Company Personnel, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysis, and investors. If you receive inquiries of this nature, refer them to the Chief Financial Officer or the Chief Legal Officer.

E.	When and How to Trade Company Stock

1.	Overview

The Board of Directors or its designated committee will review, at least annually, those individuals deemed to be “Designated Employees” for purposes of this Policy. Designated Employees shall include the Company’s directors and officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officers,” and together with directors, “Section 16 Persons”) and such other persons as the Company’s Chief Legal Officer deems to be Designated Employees as well as their Family Members and their respective Controlled Entities (together, “Designated Persons”). Generally, Designated Employees shall be any person who by virtue of his or her position is regularly in possession of Material Nonpublic Information about the Company and its securities. If you are a Designated Person, you shall be notified accordingly.

All Designated Persons are for purposes of this Policy required to comply with the restrictions set forth under Section III.E.2. below. In addition, directors, Section 16 Persons and certain other Insiders who are so designated from time to time (such directors, Section 16 Officers and designated Insiders as well as their respective Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with both the restrictions set for the under Section III.E.2 (Window Periods) and III.E.3. (Pre-clearance), below.

2.	Window Periods

Subject to the exception related to Rule 10b5-1 plans below, Designated Persons may only trade in Company securities from the date that is one full trading day after the Company’s earnings release to the end of business on the date that is two weeks prior to the end of each quarter (such period, the “Window Period”).

However, even if the Window Period is open, Designated Persons may not trade in Company securities if they are aware of Material Nonpublic Information about the Company or its securities.  In addition, Restricted Persons who are subject to the Company’s pre-clearance policy (described below), must pre-clear transactions even if such transactions are initiated when the Window Period is open.

From time to time during the Window Period, the Company may close trading due to developments (such as a significant event or transaction) that involve Material Nonpublic Information.  In such cases, the Chief Legal Officer (or his or her designee) may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities and should not disclose to others the fact that trading has been prohibited. Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be cancelled before it closes.

As mentioned above, in light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below.

3.	Pre-clearance

The Company requires its Restricted Persons to contact the Chief Legal Officer (or the Chief Legal Officer’s designee) in advance of effecting any purchase, sale, gift, or other trading of Company securities, and to obtain prior approval of the transaction. All requests must be submitted to the Chief Legal Officer or his or her designee (or, in the case of the Chief Legal Officer, to the Chief Financial Officer) at least two business days in advance of the proposed transaction. The Chief Legal Officer or his or her designee will then determine whether the transaction may proceed. The pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while the Window Period is open.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained and during an open Window Period but may not be executed if the Restricted Person acquires Material Nonpublic Information concerning the Company or its securities during that time.  If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, the Restricted Person should refrain from initiating any transaction in Company stock and should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b51 trading plan (discussed below) will not require pre-clearance at the time of the transaction but such Rule 10b5-1 trading plan is subject to the pre-clearance and other restrictions set forth below and Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

F.	Rule 10b5-1 Trading Plans

Rule 10b5-1(c) under the Exchange Act provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Company securities by entering into a written trading plan. A plan (referred to here as “Rule 10b5-1 Trading Plan”) must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information.  Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan.  Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan. Under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”

G.	Noncompliance

Anyone who is subject to this Policy and fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

H.	Certification

All Section 16 Persons will be required to certify their understanding of and intent to comply with this Policy periodically. All other Company Personnel will receive training and be made aware of the Insider Trading Policy on an annual basis.

I.	Post-Termination Transactions

This Policy will continue to apply to your transactions in Company securities after and Insider’s employment or service has terminated with the Company until such time as the former Insider is no longer aware of Material Nonpublic Information about the Company or its securities or until that information has been publicly disclosed or is no longer material. In addition, this Policy continues in effect for all Restricted Persons until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth in Section III.E.3. (Window Periods) will not continue to apply to Restricted Persons.

Appendix A

Guidelines for Rule 10b5-1 Trading Plans

Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Exchange Act Rule 10b-5.  In order to be eligible to rely on this defense, Insiders must enter into a Rule 10b5-1 trading plan for transactions in Company securities that meets certain conditions specified in the rule (referred to in the Policy and in these guidelines, as a “Rule 10b5-1 Trading Plan”). Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Chief Legal Officer (or his or her designee) will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below.  No personal legal or financial advice is being provided by the legal department regarding any Rule 10b5-1 Trading Plan or proposed trades.  Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Insiders consult with their own attorneys, brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan.

1.
Pre-Clearance Requirement.  The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer (or his or her designee) at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Insider Trading Policy and these guidelines. The Company may require that Insiders use a standardized form of Rule 10b5-1 trading plan.

2.	Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:

•	When the Insider is not aware of any Material Nonpublic Information about the Company or its securities; and

•	The Window Period is open to the extent the Insider is subject to the Window Periods under the Policy.

3.	Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Insider must be in writing, signed, and either:

•	specify the amount, price and date of the sales (or purchases) of Company securities to be effected;

•	provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or

•	delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.

For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

4.
No Hedging.  Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.

5.
Good Faith Requirements.  Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.

6.
Certifications for Section 16 Persons.  Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

7.	Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:

•
For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.

•	For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.

8.
No Overlapping Rule 10b5-1 Trading Plans.  An Insider may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult the Chief Legal Officer (or his or her designee) with any questions regarding overlapping Rule 10b5-1 Trading Plans.

9.
Single Transaction Plans.  An Insider may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions).  A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

10.
Modifications and Terminations.  Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination.  Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan.  If an Insider is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the Chief Legal Officer (or his or her designee) to in advance to confirm that any such change does not constitute an effective termination of the plan.

As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer (or his or her designee) in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 -9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Chief Legal Officer (or his or her designee) in accordance with pre-clearance procedures set forth in the Policy and these guidelines. The Chief Legal Officer (or his or her designee) will not approve the termination of a Rule 10b5-1 Trading Plan unless:

•	The Insider is not aware of any Material Nonpublic Information about the Company and its securities; and

•	The Window Period is open to the extent the Insider is subject to the Window Periods under the Policy.

Adopted by the Board of Directors: February 17, 2026

ACKNOWLEDGEMENT AND CERTIFICATION

I certify that:

I have read and understand the Company’s Insider Trading Policy (the “Policy”).

I understand that the Chief Legal Officer is available to answer any questions I have regarding the Policy.

Since March 2015, or such shorter period of time that I have been with the Company, I have complied with the Policy (as has been amended from time to time).

I will continue to comply with the Policy for as long as I am subject to the Policy

_________________________ Signature	Date: ______________________

_________________________ Name (Please Print)